CMA Tax-Exempt Fund
File Number: 811-3111
CIK Number: 320281

For the Period Ending: 09/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Pierce, Fenner & Smith Inc., six months ended September 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/17/2002	$49,000	University of Ala / Wed	1.54%	09/01/2031
04/17/2002	15,000	N. Carolina Med Care / Tue	1.57	06/01/2030
07/26/2002	10,000	N. Carolina Med Care / Tue	1.41	06/01/2030